Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”), is made and entered into as of June 4, 2025, by and among The LGL Group, Inc., a Delaware corporation (the “Company”), Computershare Inc., a Delaware corporation (“Computershare”) and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (the “Trust Company,” and together with Computershare, the “Warrant Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant Agreement (as defined below).

WHEREAS, the Company, Computershare and the Trust Company previously entered into that certain Warrant Agreement, dated as of November 10, 2020 (the “Warrant Agreement”);

WHEREAS, the Company has determined that it is in the best interest of Holders to provide an oversubscription privilege on the terms contained herein; and

WHEREAS, pursuant to Section 22 of the Warrant Agreement, the parties may amend the Warrant Agreement without the consent of the Registered Holders with respect to matters that the parties deem necessary or desirable and shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendment of the Warrant Agreement. The parties amend, effective as of the date of this Amendment, the Warrant Agreement as provided in this Section 1.

A.	Section 1(n) is hereby deleted in its entirety and replaced with the following Section 1(n):

(n)	“Warrant Certificate” means a certificate in substantially the form attached as Exhibit 1 to this Amendment representing such number of Warrants as is indicated on the face thereof.

B.	Sections 1 is hereby amended by adding the following Section 1(p):

(p)	“Uncertificated Warrants” means Warrants issued to owners of record and directly recorded in the book-entry records of the Warrant Agent.

C.	Sections 6(a) through 6(g) of the Warrant Agreement is hereby deleted in their entirety and replaced with the following Sections 6(a) through 6(p):

(a)	For purposes of the Warrant Agreement, the following terms shall have the meanings ascribed to them set forth below.

“Basic Warrant Exercise Right” means the right to exercise each Warrant, not including any Over-Subscription Privilege.

“Calculation Agent” means Warrant Agent, or such successor Person as may be appointed by the Company to serve as calculation agent for the Warrants.

“Over-Subscription Commencement Date” means October 16, 2025

(b)

The Warrants shall be exercisable commencing upon the earlier of (i) the Expiration Date, or (ii) the date on which the average VWAP for the Common Stock for the consecutive 30 Trading Days immediately prior to such date is greater than or equal to $17.50 (as adjusted for stock splits, stock dividends, combinations, reclassifications and similar events) (the “Effective Date”). The Warrants shall cease to be exercisable and shall terminate and become void, and all rights thereunder and under this Agreement shall cease, at the Close of Business on the Expiration Date. The period between the Effective Date and the Close of Business on the Expiration Date is referred to herein as the “Exercise Period”. Any Holder that exercises any Warrant(s) from and after the Close of Business on the Over-Subscription Commencement Date until the Close of Business on the Expiration Date (the “Over-Subscription Period” and the last day of such period, the “Over-Subscription Deadline”) may, but is not obligated to, elect in the relevant Election to Purchase, subject to the terms set forth in this Section 6(b), to subscribe for any or all of the shares of Common Stock issuable pursuant to any outstanding but unexercised Warrants as of the Over-Subscription Deadline (the “Over-Subscription Privilege”). The number of shares of Common Stock that will be available in the aggregate to all Holders that exercise their Warrants pursuant to the Over-Subscription Privilege with respect to the Warrants will be the number of shares of Common Stock which are not subscribed for as of the Over-Subscription Deadline pursuant to the Basic Warrant Exercise Rights in respect of all outstanding but unexercised Warrants as of the Over-Subscription Deadline (such number of shares, determined by reference to the Warrant Shares Per Warrant in effect immediately prior to the Close of Business on the Over- Subscription Deadline, the “Under-Subscribed Shares”).

If the total number of Elected Over-Subscription Shares exceeds the Under-Subscribed Shares, each Holder who exercises the Over-Subscription Privilege in connection with the exercise of Warrants during the Over-Subscription Period will be allocated, with respect to each Exercise Notice, a pro rata percentage of the Under- Subscribed Shares equal to the percentage (the “Pro Rata Share”) that results from dividing (i) the number of Warrants exercised by such Holder pursuant to the relevant Election to Purchase during the Over-Subscription Period by (ii) the number of Warrants exercised during the Over-Subscription Period by all Holders who elect to participate in the Over-Subscription Privilege, and the number of shares of Common Stock so allocated to such Holder in respect of such Election to Purchase will be the product (rounded down to the nearest whole multiple of a share) of (x) the Pro Rata Share and (y) the Under-Subscribed Shares. If the number of shares of Common Stock so allocated to the relevant Holder is greater than the Elected Over-Subscription Shares in respect of the relevant Election to Purchase, then such Holder will be allocated only such Elected Over-Subscription Shares. Any of the Under-Subscribed Shares that remain available as a result of the allocation described above being greater than a Holder’s over-subscription request will be allocated among all remaining Holders (if any) who exercised the Over-Subscription Privilege and whose initial allocations were less than the number of shares of Common Stock they requested. This second allocation will be made pursuant to the same formula described above (recalculating for this purpose the Pro Rata Share by reference to all remaining Holders as aforesaid) and repeated, if necessary, until all available Under-Subscribed Shares have been allocated or all over-subscription requests have been satisfied in full.

The Over-Subscription Privilege may be exercised during the Over-Subscription Period in respect of any exercise of the Basic Warrant Exercise Right in the relevant Election to Purchase. Any such exercise of the Over-Subscription Privilege must be made in respect of such whole number of shares of Common Stock as is specified for this purpose by such Holder in the relevant Exercise Notice (such number of shares, the “Elected Over-Subscription Shares”). The payment for the Over-Subscription Privilege will be an amount in cash (the “Elected Over-Subscription Shares Amount”) equal to the product (rounded to the nearest cent, with half a cent being rounded upwards) of (i) the Elected Over-Subscription Shares and (ii) the Exercise Price, and such payment will be made at the time of such exercise of the Basic Warrant Exercise Right (together with the payment required to be made in respect of such exercise of the Basic Warrant Exercise Right). Any excess payments received, including payments for any Elected Over-Subscription Shares that a Holder requested to purchase pursuant to the Over-Subscription Privilege, but which were not allocated to such Holder, will be returned, without interest, promptly following the settlement date for exercises of Warrants during the Over-Subscription Period.

Exercises of Warrants during the Over-Subscription Period and Over-Subscription Privilege requests that are fulfilled will be settled as soon as practicable following the Over-Subscription Deadline. Warrants exercised before the Close of Business on the Over-Subscription Commencement Date will not be eligible to participate in the Over-Subscription Privilege.

Calculations of the Under-Subscribed Shares and allocation of the Over-Subscription Privilege shall be made by the Calculation Agent and in accordance with Section 6(c); provided that such calculations are subject to adjustment by the Company as provided below in Section (d).

As soon as practicable following the Over-Subscription Deadline, the Warrant Agent shall provide notice to each Holder of its allocation, if any of Under-Subscribed Shares pursuant to the Over-Subscription Privilege based upon an instruction letter received from the Company setting forth such information.

(c)

The Calculation Agent will be responsible for making all calculations and other determinations specified to be made by it under this Warrant Agreement and the Warrants, and any calculations and determinations not so specified will be the responsibility of the Company. All calculations and determinations, absent manifest error, such calculations and determinations will be final and binding on Holders of the Warrants and the Warrant Agent. The Company will provide the Warrant Agent with reasonable notice, a schedule of the calculations and determinations made by the Calculation Agent, or as applicable, the Company. The Warrant Agent is entitled to rely conclusively upon the accuracy of the calculations and determinations made by the Company and the Calculation Agent without independent verification.

(d)

The number of shares of Common Stock issuable in respect of any exercise of Warrants (including pursuant to any exercise of the Over-Subscription Privilege) shall be determined by the Calculation Agent in accordance with this Warrant Agreement; provided, however, that in the event the Company disagrees in good faith with any such calculation, the Company’s calculation shall be determinative.

(e)	Prior to the Close of Business on the Expiration Date, Warrants may be exercised by a Holder in full or in part, on any Business Day (the “Exercise Date”), by

(i)

(x) delivery to the Warrant Agent at its office of the related Warrant Certificate, in the case of Warrants issued in certificated form, (y) in the case of a Book-Entry Warrant Certificate as shown on the records of the Depository, delivery of the Warrant through the systems of the Depositary, in the case of Warrants issued in global form, or (z) in the case of Uncertificated Warrants, delivery of the Warrants through the procedures of the Warrant Agent;

(ii)

delivery to the Warrant Agent of an election to purchase Warrant Shares in the applicable election form included in Exhibit 1 (an “Election to Purchase”), properly completed and duly executed by the Holder hereof on the reverse of this Warrant Certificate or properly delivered in accordance with the Depository’s procedures by the Participant in whose account the Warrant is recorded on the records of the Depository, which election form shall indicate whether such Holder is exercising the Over-Subscription Privilege (if delivered after the Close of Business on the Over-Subscription Commencement Date);

(iii)

for exercises prior to the Close of Business on the Over-Subscription Commencement Date, the Exercise Price for each Warrant to be exercised in lawful money of the United States of America by certified or official bank check or by bank wire transfer in immediately available funds, in each case payable to the order of the Company; and

(iv)

for exercises from and after the Close of Business on the Over-Subscription Commencement Date, payment by certified or official bank check or by wire transfer of immediately available funds, in each case payable to the order of the Company, in an amount equal to the sum of (x) the Exercise Price for each Warrant exercised and (y) if the Holder is exercising the Over-Subscription Privilege, the Elected Over-Subscription Shares Amount. Any excess payments received, including payments for additional shares of Common Stock a Holder requested to purchase pursuant to the Over-Subscription Privilege but which were not allocated to such Holder, will be returned, without interest, promptly following the settlement date for exercises of Warrants during the Over-Subscription Period, provided that if any of (i), (ii), (iii) or (iv) above has occurred on or after the Close of Business on any day, it shall instead be deemed to have occurred on the immediately following Business Day; and provided further that the Exercise Date shall be the first Business Day on which all of (i), (ii), (iii) and (iv) above have occurred, as determined by the Company with notice to the Warrant Agent.

(f)

In the case of a Book-Entry Warrant Certificate, any Person with a beneficial interest in such Book-Entry Warrant Certificates shall effect compliance with the requirements in Sections 6(e)(i), (ii), (iii) and (iv) through the relevant Participant in accordance with the customary procedures of the Depositary using DTC’s Automated Subscription Offer Program (“ASOP”).

(g)

If the Warrants are received or deemed to be received after the Close of Business on the Expiration Date, the exercise thereof will be null and void and any funds delivered to Computershare will be returned to the Holder as soon as practicable. In no event will interest accrue on funds deposited with the Computershare in respect of an exercise or attempted exercise of Warrants.

(h)

In the case of a Book-Entry Warrant Certificate, whenever some but not all of the Warrants represented by such Book-Entry Warrant Certificate are exercised in accordance with the terms thereof and of this Agreement, such Book-Entry Warrant Certificate shall be surrendered by the Holder to the Warrant Agent, which shall cause an adjustment to be made to such Book-Entry Warrant Certificate so that the number of Warrants represented thereby will be equal to the number of Warrants theretofore represented by such Book-Entry Warrant Certificate less the number of Warrants then exercised. The Warrant Agent shall thereafter as soon as practicable return such Book-Entry Warrant Certificate to the Holder or its nominee or custodian.

(i)

In the case of a Warrant Certificate, whenever some but not all of the Warrants represented by such Warrant Certificate are exercised in accordance with the terms thereof and of this Agreement, the Holder shall be entitled, at the request of the Holder, to receive from the Company within a reasonable time, and in any event not exceeding ten (10) Business Days, a new Warrant Certificate in substantially identical form for the number of Warrants equal to the number of Warrants theretofore represented by such Warrant Certificate less the number of Warrants then exercised.

(j)

In the case of an Uncertificated Warrants, whenever some but not all of the Warrants represented by such Uncertificated Warrants are exercised in accordance with the terms thereof and of this Agreement, the Warrant Agent shall cause an adjustment to be made to such book-entry record representing the Uncertificated Warrants so that the number of Warrants recorded in the book-entry record will be equal to the number of Warrants theretofore represented by such book-entry less the number of Warrants then exercised.

(k)

If a Warrant Certificate shall have been exercised in full, the Warrant Agent shall as soon as practicable cancel such certificate following its receipt from the Holder or the Depositary, as applicable.

(l)

Upon any exercise of Warrants in compliance with this Agreement, the Company shall issue and cause the transfer agent for the Common Stock (the “Stock Transfer Agent,” which may be the Warrant Agent) to cause to be registered in the Company’s register of shareholders via the direct registration system a number of full Warrant Shares so purchased upon the exercise of such Warrants (determined in accordance with Section 13(b)) to the Holder or Holders entitled to receive the same or upon the written order of the Holder(s) in such name or names as the Holder(s) may designate (including any depositary institution so designated by a Holder). In no event shall the Company have the right or be required to settle the exercise of Warrants through delivery of cash in lieu of Common Stock.

(m)

In the case of Warrants with an Exercise Date prior the Close of Business on the Over-Subscription Commencement Date, such Warrant Shares shall be delivered as soon as commercially practicable following the Exercise Date. In the case of Warrants with an Exercise Date after the Close of Business on the Over-Subscription Commencement Date, such Warrant Shares shall be delivered as soon as commercially practicable following the Exercise Date; provided that Warrant Shares delivered pursuant to any Over-Subscription Privilege exercised will be delivered as promptly as practicable following the Over-Subscription Deadline.

(n)

The Person in whose name any shares of Common Stock shall be issuable upon exercise of the Basic Warrant Exercise Right (but excluding any shares of Common Stock issuable pursuant to the Over-Subscription Privilege) shall be treated as a stockholder of record of such shares as of the Close of Business on the relevant Exercise Date, assuming the satisfaction of all conditions, including the payment of the Exercise Price. The Person in whose name any shares of Common Stock shall be issuable pursuant to the Over-Subscription Privilege shall be treated as a stockholder of record of such shares as of the Close of Business on the Over-Subscription Deadline. Upon the exercise of any Warrants, such Person shall no longer be a Holder of such Warrants as of the Close of Business on the relevant Exercise Date. Following the Over-Subscription Commencement Date, all requests for exercises of Warrants and of any Over-Subscription Privilege must occur by the Over-Subscription Deadline.

(o)

Notwithstanding the foregoing, the Company shall not be obligated to deliver any Warrant Shares pursuant to the exercise of a Warrant unless (i) a registration statement under the Securities Act with respect to the Warrant Shares issuable upon exercise of such Warrants is effective and a current prospectus relating to the Warrant Shares issuable upon exercise of the Warrants is available for delivery to the Holders or (ii) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Holder resides. Warrants may not be exercised by, or securities issued to, any Holder in any state in which such exercise or issuance would be unlawful. In the event a registration statement under the Securities Act with respect to the Warrant Shares is not effective or a prospectus is not available, or because such exercise would be unlawful with respect to a Holder in any state, the Holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless. The Company agrees to use its best efforts to maintain the effectiveness of a registration statement under the Securities Act of the Warrant Shares and ensure that a prospectus is available for delivery to the Holders until the expiration of the Warrants in accordance with the provisions of this Agreement. In addition, the Company agrees to use its best efforts to register the Warrant Shares under the blue sky laws of the states of residence of exercising Holders, if permitted by the blue sky laws of such jurisdictions, in the event that an exemption is not available.

(p)

In the event of any exercise, the Company shall instruct the Warrant Agent in writing to record cost basis for newly issued Warrant Shares as reasonably determined by the Company promptly after such exercise and prior to processing by Warrant Agent.

C.	Section 18 is hereby amended to include the following:

(o)	All of the rights and immunities of the Warrant Agent under Section 16 and Section 18 shall be applicable to the Calculation Agent.

2.	Miscellaneous Provisions.

Successors. All the covenants and provisions of this Amendment by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the Delaware Court of Chancery and any appellate court therefrom, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereto hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Counterparts. This Amendment may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Effect on Warrant Agreement. Other than as specifically set forth herein, all other terms and provisions of the Warrant Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

Entire Agreement. The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

THE LGL GROUP, INC.

By:	/s/ Patrick Huvane
Name: Patrick Huvane
Title: Executive Vice President - Finance

COMPUTERSHARE INC.

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Senior Manager, Corporate Actions

Exhibit 1

[FORM OF WARRANT CERTIFICATE]

EXERCISABLE ONLY IF COUNTERSIGNED BY THE WARRANT
AGENT AS PROVIDED HEREIN.

Warrant Certificate Evidencing Warrants to Purchase
Common Stock, par value of $0.01 per share, as described herein.

THE LGL GROUP, INC.

No. ___________	CUSIP [•]

VOID AFTER 5:00 p.m., NEW YORK CITY TIME,
ON NOVEMBER 16, 2025

This Warrant Certificate (“Warrant Certificate”) certifies that _______________ or its registered assigns is the registered holder (the “Holder”) of a Warrant (the “Warrant”) of The LGL Group, Inc., a Delaware corporation (the “Company”). Every five (5) Warrants entitle the holder, subject to the provisions contained herein and in the Warrant Agreement (as defined below), to purchase one (1) share (the “Warrant Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) at the Exercise Price (as defined below), plus the number of shares of Common Stock that the Holder validly elects pursuant to Over-Subscription Privilege (as defined in the Warrant Agreement), was as described in the Warrant Agreement. The price per share at which each Warrant Share may be purchased at the time each Warrant is exercised (the “Exercise Price”) is $12.50 initially, subject to adjustments as set forth in the Warrant Agreement.

This Warrant Certificate is issued under and in accordance with the Warrant Agreement, dated as of November 10, 2020, between the Company and the then incumbent Warrant Agent, as amended by Amendment No. 1 thereto, dated as of June 4, 2025 (as so amended, the “Warrant Agreement”),  and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate and the beneficial owners of the Warrants represented by this Warrant Certificate consent by acceptance hereof. Copies of the Warrant Agreement are on file and can be inspected at the below-mentioned office of the Warrant Agent and at the office of the Company at 2525 Shader Rd, Orlando, Florida 32804. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Warrant Agreement.

Subject to the terms of the Warrant Agreement, each Warrant evidenced hereby shall be exercisable commencing upon the earlier of (i) November 16, 2025 (the “Expiration Date”) or (ii) the date on which the average VWAP for the Common Stock for the consecutive 30 Trading Days immediately prior to such date is greater than or equal to $17.50 (as adjusted for stock splits, stock dividends, combinations, reclassifications and similar events) (the “Effective Date”). The Warrants shall cease to be exercisable and shall terminate and become void, and all rights thereunder and under the Warrant Agreement shall cease, at the Close of Business, on the Expiration Date. The period between the Effective Date and the Close of Business, on the Expiration Date is referred to herein as the “Exercise Period”.

The Holder of the Warrants represented by this Warrant Certificate may exercise any Warrant evidenced hereby by delivering, not later than Close of Business, on any Business Day during the Exercise Period to Computershare Inc. and Computershare Trust Company, N.A. (and its successors and assigns, collectively, the “Warrant Agent,” which term includes any successor warrant agent under the Warrant Agreement) at its offices designated for this purpose, (i) this Warrant Certificate or, in the case of a Book-Entry Warrant Certificate (as defined in the Warrant Agreement), the Warrants to be exercised (the “Book-Entry Warrants”) as shown on the records of The Depository Trust Company (the “Depository”) through the systems of the Depository, (ii) an election to purchase (“Election to Purchase”), properly completed and duly executed by the Holder hereof on the reverse of this Warrant Certificate or properly delivered in accordance with the Depositary’s procedures by the Participant (as defined in the Warrant Agreement) in whose account the Warrant is recorded on the records of the Depository, which election form shall indicate whether such Holder is exercising the Over-Subscription Privilege (if delivered after the Close of Business on the Over-Subscription Commencement Date (as defined in the Warrant Agreement)), (iii) for exercises prior to the Close of Business on the Over-Subscription Commencement Date, the Exercise Price for each Warrant to be exercised by certified or official bank check or by bank wire transfer in immediately available funds, in each case payable to the order of the Company and (iv) for exercises from and after the Close of Business on the Over-Subscription Commencement Date, payment by certified or official bank check or by wire transfer of immediately available funds, in each case payable to the order of the Company, in an amount equal to the sum of (x) the Exercise Price for each Warrant exercised and (y) if the Holder is exercising the Over-Subscription Privilege, the Elected Over-Subscription Shares Amount (as defined in the Warrant Agreement). Any excess payments received, including payments for additional shares of Common Stock a Holder requested to purchase pursuant to the Over-Subscription Privilege but which were not allocated to such Holder, will be returned, without interest, promptly following the settlement date for exercises of Warrants during the Over-Subscription Period (as defined in the Warrant Agreement).

As used herein, the term “Business Day” means any day other than a Saturday, Sunday, any day which is a federal legal holiday in the United States or a day on which the New York Stock Exchange Inc. or banking institutions in the state of New York are authorized or obligated by law or executive order to close. “Close of Business” on any given date means 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., New York City time, on the next succeeding Business Day.

Notwithstanding anything else in this Warrant Certificate, or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Warrant Shares to be issued upon exercise is effective under the Act and (ii) a prospectus thereunder relating to the Warrant Shares is current. In no event shall the registered holder of this Warrant be entitled to receive a net-cash settlement, shares of common stock or other consideration in lieu of physical settlement in shares of Common Stock.

Warrants may be exercised only in whole numbers of Warrants. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up or down, as applicable, to the nearest whole number. If fewer than all of the Warrants evidenced by this Warrant Certificate are exercised, a new Warrant Certificate for the number of Warrants remaining unexercised shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 3 of the Warrant Agreement, and delivered to the Holder of this Warrant Certificate at the address specified on the books of the Warrant Agent or as otherwise specified by such Holder.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the security is then listed or quoted on a Trading Market, the daily volume weighted average price of the security for such date (or the nearest preceding date) on the Trading Market on which the security is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (ii) the volume weighted average price of the security for such date (or the nearest preceding date) on the OTC Bulletin Board, (iii) if the security is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the security are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share or unit of the security so reported, or (iv) in all other cases, the fair market value of a share or unit of the security as determined by the Company's Board of Directors in reliance on the advice of a nationally recognized independent investment banking firm retained by the Company for this purpose.

The Exercise Price and the number of Warrant Shares purchasable upon the exercise of each Warrant shall be subject to adjustment as provided pursuant to Section 10 of the Warrant Agreement.

Upon due presentment for registration of transfer or exchange of this Warrant Certificate and all other documents and information required under Section 5 of the Warrant Agreement at the office of the Warrant Agent designated for such purpose, the Company shall execute, and the Warrant Agent shall countersign and deliver, as provided in Section 5 of the Warrant Agreement, in the name of the designated transferee one or more new Warrant Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Warrants, subject to the limitations provided in the Warrant Agreement.

Neither this Warrant Certificate nor the Warrants evidenced hereby entitles the Holder to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

The Warrant Agreement and this Warrant Certificate may be amended as provided in the Warrant Agreement including, under certain circumstances described therein, without the consent of the Holder of this Warrant Certificate or the Warrants evidenced thereby.

THIS WARRANT CERTIFICATE AND ALL RIGHTS HEREUNDER AND UNDER THE WARRANT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

This Warrant Certificate shall not be entitled to any benefit under the Warrant Agreement or be valid or obligatory for any purpose, and no Warrant evidenced hereby may be exercised, unless this Warrant Certificate has been countersigned by the manual signature of the Warrant Agent.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: ______________ ____, 2025

THE LGL GROUP, INC.

By:	/s/
Name:
Title:

Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent

By:	/s/
Name:
Title:

[REVERSE]

Instructions for Exercise of Warrant

To exercise the Warrants evidenced hereby, the Holder must, by the Close of Business, deliver to the Warrant Agent at its office designated for such purpose, a certified or official bank check or a bank wire transfer in immediately available funds, in each case payable to the Company, in an amount equal to the Exercise Price in full for the Warrants exercised. In addition, the Holder must provide the information required below and deliver this Warrant Certificate to the Warrant Agent at the address set forth below and the Book-Entry Warrants to the Warrant Agent in its account with the Depository designated for such purpose. The Warrant Certificate and this Election to Purchase must be received by the Warrant Agent by the Close of Business, on the exercise date specified below or the Warrants will be deemed to be received and exercised on the immediately succeeding Business Day.

ELECTION TO PURCHASE
TO BE EXECUTED IF WARRANT HOLDER DESIRES
TO EXERCISE THE WARRANTS EVIDENCED HEREBY

WARRANT EXERCISE FORM

WITH OVER-SUBSCRIPTION PRIVILEGE

Computershare Trust Company, N.A.

150 Royall Street, Suite V

Canton, MA 02021

ISSUER INFORMATION

Issuing Company:	The LGL Group, Inc.
Security:	Warrants
CUSIP:	50186A 132
Exercise Ratio:	Five (5) Warrants are exercisable to purchase one (1) share of Common Stock
Exercise Price:	$4.75 per share
Expiration Date:	November 16, 2025 (a Sunday which allows the submission of exercise notices by 5:00 PM New York City time on the next business day, November 17, 2025)
Warrant Agent:	Computershare Inc. and Computershare Trust Company, N.A.

WARRANT HOLDER INFORMATION

Computershare Account Number:
Name:
Address:
City:	State:	Zip:
Phone:
Email:
Tax ID/SSN:

BASIC WARRANT EXERCISE RIGHTS

I hereby elect to exercise my Basic Warrant Exercise Rights as follows:

Number of Warrants Owned:		(A)
Number of Warrants Being Exercised:		(B)
Must be in multiples of 5. Any remaining warrants will stay in your account.
Number of Shares to be Issued (B ÷ 5):		(C)
Example: 100 warrants exercised ÷ 5 = 20 shares to be issued
Payment for Basic Warrant Exercise (C x $4.75):	$	(D)
Example: 20 shares x $4.75 = $95.00 payment required

OVER-SUBSCRIPTION PRIVILEGE

If you have exercised ALL of your warrants under the Basic Warrant Exercise Rights, you are entitled to subscribe for additional shares that remain unsubscribed by other warrant holders, subject to allocation and availability.

Number of Additional Shares Requested:		(E)
Payment for Over-Subscription (E x $4.75):	$	(F)
Note: There is no guarantee that you will receive any or all of the shares requested under the Over-Subscription Privilege. If you receive fewer shares than requested, excess funds will be refunded without interest.

TOTAL PAYMENT

Total Basic Warrant Exercise Payment:	$	(D from above)
Total Over-Subscription Payment:	$	(F from above)
TOTAL PAYMENT DUE:	$	(sum of above)

PAYMENT METHOD (select one)

☐	Wire Transfer (Wire instructions will be provided upon receipt of this form)
☐	Check/Bank Draft (Make payable to "Computershare Trust Company, N.A."

DELIVERY INSTRUCTIONS

All trackable mail, including Overnight Delivery:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer, COY LGL

150 Royall Street, Suite V

Canton, MA 02021

By First Class Mail:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer, COY LGL

P.O. Box 43011

Providence, RI 02940-3011

ALLOCATION OF OVER-SUBSCRIPTION SHARES

Over-subscription shares will be allocated according to the following rules:

1.	If sufficient shares are available, all over-subscription requests will be honored in full.
2.	If over-subscription requests exceed available shares, allocation will be made pro rata based on the number of warrants originally held by each oversubscribing warrant holder.
3.	The Company and Warrant Agent reserve the right to round up or down fractional shares, as applicable, to the nearest whole share.

CERTIFICATION AND SIGNATURE

By signing below, I hereby:

1.	Irrevocably elect to exercise the number of warrants indicated above under the Basic Warrant Exercise Rights.
2.	If applicable, subscribe for additional shares under the Over-Subscription Privilege.
3.	Certify that I am the holder of the warrants being exercised.
4.

Acknowledge that I have reviewed the prospectus included in the Company’s registration statement on Form S-1 (SEC File No. 333- 249639), which is available for free by visiting EDGAR on the SEC website at www.sec.gov.

5.	Understand that this election cannot be revoked once submitted.

Signature:	Date:

Print Name:

IMPORTANT INFORMATION

•	Holders who submit this form prior to 5:00 PM New York City time on October 16, 2025 may only exercise the Basic Warrant Exercise Rights and may not participate in the Over-Subscription Privilege.
•

This form must be received by the Warrant Agent no later than 5:00 PM New York City time on the Expiration Date (a Sunday, which allows the submission of this form by 5:00 PM New York City time on the next business day, November 17, 2025).

•	Payment must be received in full by the deadline for your exercise to be valid.
•	Over-subscription allocations will be determined promptly after the Expiration Date.
•	Refunds for unallocated over-subscription payments will be issued promptly after the Expiration Date.

FOR OFFICE USE ONLY

Date Received:	Time:
Processed By:	Date:
Basic Subscription Shares:
Over-Subscription Shares Allocated:
Total Shares Issued:
Refund Amount (if any):